Appendix B

OOMA, INC.

2015 EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective [____], 2025)1

1.
Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock through accumulated payroll deductions (or through other means as set forth below). The Company’s intention is to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan, accordingly, will be construed so as to extend and limit Plan participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code. Notwithstanding the foregoing, the Company may make offerings under the Plan that are not intended to qualify under Section 423 of the Code to the extent deemed advisable for Designated Subsidiaries outside the United States (“Non-423 Component”). Furthermore, the Company may make separate offerings under the Plan, each of which may have different terms, but each separate offering will be intended to comply with the requirements of Section 423 of the Code, except to the extent such offering is made under the Non-423 Component.
2.
Definitions.
(a)
“Administrator” means the Board or any Committee designated by the Board to administer the Plan pursuant to Section 15.
(b)
“Applicable Laws” means all applicable laws, rules, regulations and requirements, including, but not limited to, all applicable U.S. federal or state laws, rules and regulations, the rules and regulations of any stock exchange or quotation system on which the Common Stock is listed or quoted, and the applicable laws, rules and regulations of any other country or jurisdiction where offerings are, or will be, made under the Plan or Eligible Employees or Participants reside or provide services to the Company or any Designated Subsidiary, as such laws, rules, and regulations shall be in effect from time to time.
(c)
“Board” means the Board of Directors of the Company.
(d)
“Change in Control” means the occurrence of any of the following:
(i)
The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the Company’s stockholders immediately prior to such merger, consolidation or reorganization cease to directly or indirectly own immediately after such merger, consolidation or reorganization at least a majority of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or reorganization;
(ii)
The consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets (other than (x) to a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company, (y) to a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company or (z) to a continuing or surviving entity described in Section 2(d)(i) in connection with a merger, consolidation or reorganization which does not result in a Change in Control under Section 2(d)(i));

1 Subject to approval by stockholders at 2025 Annual Meeting of Stockholders.

(iii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
(iv)
The consummation of any transaction as a result of which any Person becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Section 2(d), the term “Person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude:
(1)
a trustee or other fiduciary holding securities under an employee benefit plan of the Company or an affiliate of the Company;
(2)
a corporation or other entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock of the Company;
(3)
the Company; and
(4)
a corporation or other entity of which at least a majority of its combined voting power is owned directly or indirectly by the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control.

If required for compliance with Section 409A of the Code, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(e)
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(f)
“Committee” means a committee of the Board appointed in accordance with Section 15 hereof.
(g)
“Common Stock” means the common stock of the Company.
(h)
“Company” means Ooma, Inc., a Delaware corporation, or any successor thereto.
(i)
“Compensation” means an Eligible Employee’s regular and recurring straight-time gross earnings, bonuses, commissions, payments for overtime, double time and shift premium, but exclusive of payments for profit sharing contributions, employee benefits paid for by the Company or any Designated

Subsidiary, imputed income (whether or not arising under any Company or Designated Subsidiary group insurance or benefit program), traveling expenses, business expense reimbursements, moving expense reimbursements, housing and living allowances, income received, reported or otherwise recognized in connection with equity awards, contributions made by the Company or a Designated Subsidiary under any employee benefit plan, and other similar compensation. The Administrator, in its discretion, may, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for a subsequent Offering Period prior to the commencement of such Offering Period. In addition, the Administrator has the authority to make decisions about how Compensation should be interpreted for Eligible Employees outside the United States to the extent there are items of compensation or remuneration not specifically addressed above.
(j)
“Designated Subsidiary” means any Subsidiary that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. Unless the Administrator expressly states otherwise, each Designated Subsidiary will be designated to be participating in the portion of the Plan that qualifies under Section 423 of the Code.
(k)
“Director” means a member of the Board.
(l)
“Eligible Employee” means any individual who is a common law employee of an Employer and is customarily employed for more than twenty (20) hours per week and more than five (5) months in any calendar year by the Employer. For purposes of the Plan, the employment relationship will be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence that the Employer approves. Where the period of leave exceeds three (3) months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated three (3) months and one (1) day following the commencement of such leave. The Administrator, in its discretion, from time to time may, prior to an Offering Date determine (to the extent compliant with the Section 423 of the Code rules regarding equal rights and privileges) that the definition of Eligible Employee will or will not include an individual if he or she: (i) has not completed at least two (2) years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (ii) customarily works not more than twenty (20) hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (iii) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (iv) is an executive, officer or other manager, or (v) is a highly compensated employee under Section 414(q) of the Code. With respect to offerings made under the Non-423 Component of the Plan, the Administrator may expand eligibility or may limit eligibility further.
(m)
“Employer” means any one or all of the Company and its Designated Subsidiaries. With respect to a particular Eligible Employee, Employer means the Company or Designated Subsidiary, as the case may be, that directly employs the Eligible Employee.
(n)
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
(o)
“Exercise Date” means the first Trading Day on or following March 15th and September 15th of each year.
(p)
“Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Common Stock determined as follows:
(i)
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value

will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value will be the mean of the closing bid and asked prices for the Common Stock on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or
(iii)
In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.
(q)
“Fiscal Year” means the fiscal year of the Company.
(r)
“New Exercise Date” means a new Exercise Date set by shortening any Offering Period then in progress.
(s)
“Offering Date” means the first Trading Day of each Offering Period.
(t)
“Offering Periods” means the periods of approximately six (6) months during which an option granted pursuant to the Plan may be exercised, (i) commencing on the first Trading Day on or after March 15 of each year and terminating on the first Trading Day on or following September 15, approximately six (6) months later, and (ii) commencing on the first Trading Day on or after September 15 of each year and terminating on the first Trading Day on or following March 15, approximately six (6) months later. The duration and timing of Offering Periods may be changed pursuant to Sections 4 and 21; provided that, no Offering Period shall be more than twenty-seven (27) months.
(u)
“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.
(v)
“Participant” means an Eligible Employee who participates in the Plan.
(w)
“Plan” means this Ooma, Inc. 2015 Employee Stock Purchase Plan, as amended and restated.
(x)
“Purchase Periods” means a period of time specified within an Offering Period, generally beginning on the Offering Date or on the first Trading Day following an Exercise Date, and ending on one or more dates during an Offering Period selected by the Administrator on which an option granted pursuant to the Plan will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering Period. An Offering Period may consist of one or more Purchase Periods. The duration and timing of Purchase Periods may be changed pursuant to Sections 4 and 21.
(y)
“Purchase Price” means an amount equal to eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower; provided however, that the Administrator, in its discretion, may establish a different Purchase Price for any Offering Period pursuant to Section 21, subject to compliance with

Section 423 of the Code to the extent applicable, so long as such Purchase Price is not less than eighty-five percent (85%) of the lesser of the Fair Market Value of a share of Common Stock on the Offering Date or the Fair Market Value of a Share on the Exercise Date.
(z)
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
(aa)
“Tax-Related Items” means income tax, social insurance, national insurance, social security, payroll tax, fringe benefits tax, payment on account or other tax‑related items.
(bb)
“Trading Day” means a day on which the national stock exchange upon which the Common Stock is listed is open for trading.
3.
Eligibility.
(a)
Any Eligible Employee on a given Offering Date will be eligible to participate in the Plan, subject to the requirements of Section 5.
(b)
Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee will be granted an option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or any Parent or Subsidiary of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Parent or Subsidiary of the Company, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company or any Parent or Subsidiary of the Company accrues at a rate which exceeds twenty-five thousand dollars ($25,000) worth of stock (determined at the Fair Market Value of the stock at the time such option is granted) for each calendar year in which such option is outstanding at any time.
4.
Offering Periods. The Plan will be implemented by overlapping or consecutive Offering Periods (consisting of one or more Purchase Periods), as the case may be, with a new Offering Period commencing on the Offering Date of each Offering Period, or on such other date as the Administrator will determine. Pursuant to Section 21, the Administrator will have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter; provided that, no Offering Period shall be more than twenty-seven (27) months.
5.
Participation. An Eligible Employee may participate in the Plan pursuant to Section 3(a) by (i) submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Offering Date, a properly completed subscription agreement authorizing payroll deductions in the form provided by the Administrator for such purpose, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.
6.
Payroll Deductions.
(a)
At the time a Participant enrolls in the Plan pursuant to Section 5, he or she will elect to have payroll deductions made on each payday during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each payday during the Offering Period; provided, however, that should a payday occur on an Exercise Date, a Participant will have the payroll deductions made on such day applied to his or her account under the subsequent Purchase Period or Offering Period. A Participant’s subscription agreement will remain in effect for successive Offering Periods unless terminated as provided in Section 11 hereof.
(b)
Payroll deductions for a Participant will commence on the first payday following the Offering Date and will end on the last payday prior to the Exercise Date of such Offering Period to which such authorization is applicable unless sooner terminated by the Participant as provided in Section 11 hereof.
(c)
All payroll deductions made for a Participant will be credited to his or her account under the Plan (which will be recorded by the Company or Designated Subsidiary on its books, but not be an externally held account unless required under Applicable Law) and will be withheld in whole percentages only. A Participant may not make any additional payments into such account, subject to the exception set forth below in Section 6(f) below.
(d)
A Participant may discontinue his or her participation in the Plan as provided in Section 11. If permitted by the Administrator, as determined in its sole discretion, for an Offering Period, a Participant may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company’s payroll office (or its designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of his or her payroll deductions will continue at the originally elected rate throughout the Offering Period and future Offering Periods (unless terminated as provided in Section 11). The Administrator may, in its sole discretion, limit the nature and/or number of payroll deduction rate changes that may be made by Participants during any Purchase Period or Offering Period. Any change in payroll deduction rate made pursuant to this Section 6(d) will be effective as of the first full payroll period following five (5) business days after the date on which the change is made by the Participant (unless the Administrator, in its sole discretion, elects to process a given change in payroll deduction rate more quickly).
(e)
Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b), a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Subject to Section 423(b)(8) of the Code and Section 3(b) hereof, payroll deductions will recommence at the rate originally elected by the Participant, effective as of the beginning of the first Purchase Period, which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 11.
(f)
If there are countries outside the United States in which payroll deductions for Plan participation are not permitted under Applicable Law, the Administrator may allow Eligible Employees to participate by remitting payment to the Company or Designated Subsidiary by check, wire transfer or other feasible means, and shall determine procedures for facilitating participation in the Plan.
7.
Tax Withholding. At the time the option, or shares issued or to be issued pursuant thereto, is subject to any applicable Tax-Related Items (e.g., at the time the option is granted, exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of), the Participant must make adequate provision for such Tax-Related Items. At any time, the Company or the Employer may, but will not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company or the Employer to meet applicable withholding or other obligations for any Tax-Related Items, including any withholding required to make available to the Company or the Employer any tax deductions or benefits attributable to the sale or early disposition of Common Stock by the Eligible Employee. Alternatively, the

Company may refuse to release Shares purchased until the Eligible Employee satisfies any such tax withholding or other obligations.
8.
Grant of Option. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during an Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Purchase Period more than six thousand two hundred and fifty (6,250) shares of the Common Stock (subject to any adjustment pursuant to Section 20), and provided further that such purchase will be subject to the limitations set forth in Sections 3(b) and 14. The Eligible Employee may accept the grant of such option under the Plan, by electing to participate in the Plan in accordance with the requirements of Section 5. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion (but in accordance with Section 423 of the Code, as applicable), the maximum number of shares of Common Stock that an Eligible Employee may purchase during each Purchase Period of an Offering Period. Exercise of the option will occur as provided in Section 9, unless the Participant has withdrawn pursuant to Section 11. The option will expire on the last day of the Offering Period.
9.
Exercise of Option.
(a)
Unless a Participant withdraws from the Plan as provided in Section 11, his or her option for the purchase of shares of Common Stock will be exercised automatically on the Exercise Date, and the maximum number of full shares subject to the option will be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account (or contributions made pursuant to Section 6(f)). No fractional shares of Common Stock will be purchased; any funds in a Participant’s account which are not sufficient to purchase a full share will be retained in the Participant’s account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the Participant as provided in Section 11. Any other funds left over in a Participant’s account after the Exercise Date will be returned to the Participant. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.
(b)
If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares of Common Stock available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion provide that the Company will make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all Participants exercising options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect or terminate all Offering Periods then in effect pursuant to Section 21. The Company may make a pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.
10.
Delivery. As soon as reasonably practicable after each Exercise Date on which a purchase of shares of Common Stock occurs, the Company will arrange the delivery to each Participant of the shares purchased upon exercise of his or her option in a form determined by the Administrator (in its sole discretion) and pursuant to rules established by the Administrator. The Company may permit or require that shares be deposited directly with a broker designated by the Company or to a designated agent of the Company, and the Company may utilize electronic or automated methods of share transfer. The Company may require that shares be retained with such broker or agent for a designated period of time and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares. No Participant will have any voting, dividend, or other stockholder rights with respect to shares of Common Stock subject to any option granted under the Plan until such shares have been purchased and delivered to the Participant as provided in this Section 10.
11.
Withdrawal.
(a)
A Participant may withdraw all but not less than all the payroll deductions (or contributions made pursuant to Section 6(f)) credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company’s payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the funds credited to the Participant’s account will be paid to such Participant promptly after receipt of notice of withdrawal and such Participant’s option for the Offering Period will be automatically terminated, and no further payroll deductions or other contributions for the purchase of shares will be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions and other contributions will not resume at the beginning of the succeeding Offering Period, unless the Participant re-enrolls in the Plan in accordance with the provisions of Section 5.
(b)
A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods, which commence after the termination of the Offering Period from which the Participant withdraws.
12.
Termination of Employment. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions (or contributions made pursuant to Section 6(f)) credited to such Participant’s account during the Offering Period but not yet used to purchase shares of Common Stock under the Plan will be returned to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 16, and such Participant’s option will be automatically terminated. Subject to Section 2(l), whether a termination of employment has occurred and the date of such termination shall be determined by the Administrator, in its sole discretion, regardless of any notice period or garden leave required under local law. The Administrator may also establish rules regarding when leaves of absence or changes of employment status will be considered to be a termination of employment, including rules regarding transfer of employment among the Company and Designated Subsidiaries, and the Administrator may establish termination of employment procedures for this Plan, which are independent of similar rules established under other benefit plans of the Company and its Subsidiaries. However, for purposes of this section and subject to applicable law, a Participant’s participation in the Plan shall not terminate for purposes of the Plan while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed three (3) months, or if longer, so long as the Participant’s right to reemployment upon the expiration of such leave is guaranteed by contract or statute.
13.
Interest. No interest will accrue on a Participant’s payroll deductions (or contributions made pursuant to Section 6(f)) in the Plan unless legally required in any non-U.S. country in which the Plan is offered and such term does not violate the requirements of Section 423 of the Code, as applicable.
14.
Stock.
(a)
Subject to adjustment upon changes in capitalization of the Company as provided in Section 20 hereof, the maximum number of shares of Common Stock which will be made available for sale under the Plan will be 4,672,9112 shares. All of these Shares may be issued under the offerings made under the Plan that comply with the requirements of Section 423 of the Code or offerings made under the non-423 Component.
(b)
Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant will only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder will exist with respect to such shares.
(c)
Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse.
15.
Administration. The Plan will be administered by the Board or a Committee appointed by the Board, which Committee will be constituted to comply with Applicable Laws. The Administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Every finding, decision and determination made by the Administrator will, to the full extent permitted by law, be final and binding upon all parties. Notwithstanding any provision to the contrary in this Plan, the Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for jurisdictions outside of the United States. Without limiting the generality of the foregoing, and without stockholder approval, the Administrator is specifically authorized to adopt rules and procedures regarding eligibility to participate, the definition of Compensation, handling of payroll deductions, making of contributions to the Plan (including, without limitation, in forms other than payroll deductions), establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of stock certificates which vary with local requirements.
16.
Designation of Beneficiary.
(a)
The Administrator may allow a Participant to file a designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such Participant of such shares and cash. In addition, the Administrator may allow a Participant to file a designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent will be required for such designation to be effective in the United States or to the extent required by Applicable Law.
(b)
If made, such designation of beneficiary may be changed by the Participant at any time by notice in a form determined by the Administrator. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company will deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives

2 Consists of 443,215 shares as of the inception of the Plan, as adjusted to reflect (i) the authorization of 3,434,552 additional shares as of February 1, 2016, February 1, 2017, February 1, 2018, February 1, 2019, February 1, 2020, February 1, 2021, February 1, 2022, February 1, 2023 and February 1, 2024 pursuant to Section 14(a) of the Plan prior to its amendment in June 2025; and (ii) the authorization of 795,144 additional shares for issuance under the Plan approved by the Company’s stockholders in June 2025.

of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
(c)
All beneficiary designations will be in such form and manner as the Administrator may designate from time to time.
17.
Transferability. Neither contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition will be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 11 hereof.
18.
Use of Funds. The Company may use all contributions received or held by it under the Plan for any corporate purpose, and the Company will not be obligated to segregate such contributions, unless and to the extent legally required in any non-U.S. country in which the Plan is offered. Until shares of Common Stock are issued, Participants will only have the rights of an unsecured creditor with respect to such shares.
19.
Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to participating Eligible Employees, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased and the remaining cash balance, if any.
20.
Adjustments, Dissolution, Liquidation, Merger or Change in Control.
(a)
Adjustments. In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization (including a recapitalization through a large nonrecurring cash dividend) or reclassification of the Shares, subdivision of the Shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of Common Stock or other securities of the Company or other significant corporate transaction, or other change affecting the Common Stock occurs, the Administrator, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of Common Stock that may be delivered under the Plan, the Purchase Price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 8 and 14. Notwithstanding the foregoing, all adjustments under this Section 20 shall be made in a manner that does not result in taxation under Code Section 409A, to the extent applicable.
(b)
Dissolution or Liquidation. In the event of the proposed winding up, dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a New Exercise Date, and will terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date will be before the date of the Company’s proposed dissolution or liquidation. The Administrator will notify each Participant in writing, prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.
(c)
Merger or Change in Control. In the event of a merger or Change in Control (other than a winding up, dissolution or liquidation), each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period with respect to which such option relates will be shortened by setting a New Exercise Date and will end on the New Exercise

Date. The New Exercise Date will occur before the date of the Company’s proposed merger or Change in Control. The Administrator will notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s option has been changed to the New Exercise Date and that the Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 11 hereof.
21.
Amendment or Termination.
(a)
The Administrator, in its sole discretion, may amend, suspend, or terminate the Plan, or any part thereof, at any time and for any reason. If the Plan is terminated, the Administrator, in its discretion, may elect to terminate all outstanding Offering Periods either immediately or upon completion of the purchase of shares of Common Stock on the next Exercise Date (which may be sooner than originally scheduled, if determined by the Administrator in its discretion), or may elect to permit Offering Periods to expire in accordance with their terms (and subject to any adjustment pursuant to Section 20). If the Offering Periods are terminated prior to expiration, all amounts then credited to Participants’ accounts which have not been used to purchase shares of Common Stock will be returned to the Participants (without interest thereon, except as otherwise required under local laws) as soon as administratively practicable.
(b)
Without stockholder consent and without limiting Section 21(a), the Administrator will be entitled to change the Exercise Dates, change the Purchase Price for any Offering Period, amend the Offering Periods or Purchase Periods and determine the terms of new Offering Periods (including, but not limited to (i) the length of such Offering Periods, provided that no such Offering Period shall be more than twenty-seven (27) months, (ii) whether such Offering Periods will include one or more embedded Offering Periods and/or (iii) whether such Offering Periods will have an automatic restart or reset provision), provide for overlapping Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan and Section 423 of the Code, to the extent applicable.
(c)
In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(i)
amending the Plan to conform with the safe harbor definition under Financial Accounting Standards Board Accounting Standards Codification Topic 718, including with respect to an Offering Period underway at the time;
(ii)
altering the Purchase Price for any Offering Period or Purchase Period including an Offering Period or Purchase Period underway at the time of the change in Purchase Price;
(iii)
shortening any Offering Period or Purchase Period by setting a New Exercise Date, including an Offering Period or Purchase Period underway at the time of the Administrator action;
(iv)
reducing the maximum percentage of Compensation a Participant may elect to set aside as payroll deductions; and

(v)
reducing the maximum number of Shares a Participant may purchase during any Offering Period or Purchase Period.

Such modifications or amendments will not require stockholder approval or the consent of any Plan Participants.

22.
Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan will be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
23.
Conditions Upon Issuance of Shares. Shares of Common Stock will not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto will comply with all applicable provisions of law, U.S. or non-U.S., including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and will be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.
Term of Plan. The Plan will become effective upon the earlier of its adoption by the Board or its approval by the stockholders of the Company. It will continue in effect until terminated pursuant to Section 21.
25.
Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.
26.
Governing Law. The Plan and all options hereunder shall be construed in accordance with and governed by the laws of the State of Delaware, but without regard to its conflict of law provisions.